*** Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[…***…]”) in this exhibit. ***
Exhibit 10.3

Syndicate Loan Agreement

(Borrower)
D&M Holdings Inc.

(Agent)
The Shoko Chukin Bank, Ltd.

(Lender)
The Shoko Chukin Bank, Ltd.
The Ashikaga Bank, Ltd. Kiraboshi Bank, Ltd.

Syndicate Loan Agreement

D&M Holdings Inc. (hereinafter referred to as the “Borrower”), the financial institutions listed in Schedule 1 as the lenders (each financial institution shall be hereinafter referred to as the “Lender”), and The Shoko Chukin Bank, Ltd. (hereinafter referred to as the “Agent”) agree as follows as of September 24, 2024 (hereinafter referred to as this “Agreement”).

Article 1 (Definitions)
Each of the following terms shall have the following meaning in this Agreement unless it is evident from the context that it has a different meaning.
(1)“Business Day” means any day other than those that are bank holidays in Japan pursuant to the Laws and Regulations, etc.
(2)“Agent Service” means the service set forth in each of the provisions of this Agreement which is entrusted to the Agent by and for All Lenders.
(3)“Agent Fee” means the fee to be paid by the Borrower to the Agent as separately agreed between the Borrower and the Agent.
(4)“Parent Company”, “Subsidiary Company” and “Affiliate Company” mean those defined in Article 8 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements.
(5)“Loan” means the Individual Loan made pursuant to this Agreement as a whole.
(6)“Loan Amount” means […***…] yen, being the amount of the Loan to be made on the Drawdown Date.
(7)“Lending Obligation” means the obligation provided for in Article 2, Paragraph 2.
(8)“Loan Claim” means the claim related to the Individual Loan.
(9)“Lending Impossibility Event” means (i) an outbreak of a natural disaster, war or terrorist attack, (ii) an interruption or outage of electricity, communications or various settlement systems, (iii) an event that occurs in the Tokyo interbank market and disables loan transactions of yen funds, and (iv) any other event not attributable to the Lenders as a result of which the implementation of the Loan by all or part of the Lenders becomes impossible as determined by the Majority Lenders (if it is difficult to gather the decision of the Majority Lenders, the Agent).

(10)“Base Interest Rate” means, with respect to each Interest Calculation Period, the interest rate for three months (hereinafter referred to as the “Base Interest Rate Period”) out of the Japanese Yen TIBOR (Telerate 17097 page or its successor page) published by the JBA TIBOR Administration at 11:00 AM or any time after 11:00 AM that is as close as possible to 11:00 AM on the day that is two Business Days prior to the Interest Payment Date for the Interest Calculation Period immediately preceding such Interest Calculation Period (or, with respect to the first Interest Calculation Period, the Drawdown Date). However, if the interest rate for the relevant Base Interest Rate Period is not indicated among the Japanese Yen TIBOR published by the JBA TIBOR Administration (Telerate 17097 page or its successor page) at the time of determination of the Base Interest Rate (including the case where the interest rate for the relevant Base Interest Rate Period is not indicated due to the abolition of the period subject to publication), it means the interest rate for the shortest period exceeding the relevant Base Interest Rate Period among the periods indicated in the Japanese Yen TIBOR published by the JBA TIBOR Administration (Telerate 17097 page or its successor page). Further, if such interest rate is not published for any reason, it shall be the interest rate (expressed as an annual rate) that is reasonably decided upon by the Agent as the offered rate for a loan transaction of yen funds for three months in the Tokyo interbank market at 11:00 AM or the nearest time prior thereto on the day that is two Business Days prior to the Interest Payment Date for the Interest Calculation Period immediately preceding the relevant Interest Calculation Period (or, with respect to the first Interest Calculation Period, the Drawdown Date). If the interest rate set forth in this paragraph is less than 0%, the Base Interest Rate shall be deemed to be 0%
(11)“Interim Principal Repayment Date” means each date described in the “Principal Repayment Date” column of the repayment schedule in Schedule 2 as the date on which the principal in the amount described in the “Principal Repayment Amount” column is to be repaid (excluding the Maturity Date, and if the relevant date falls on a day other than a Business Day, it shall be the immediately following Business Day, and if such immediately following Business Day falls in the following month, it shall be the immediately preceding Business Day).
(12)“Permitted Security Interest” collectively means (a) the revolving security interest which has been created over the assets of the Borrower as of the date of this Agreement and includes the claims of the Lender or the Agent under this Agreement as the secured claims, (b) the security interest (including revolving security interest; hereinafter the same) which is created over the assets of the Borrower without breaching this Agreement after the date of this Agreement and includes the claims of the Lender or the Agent under this Agreement as the secured claims, and (c) the lien, right of retention and any other security interest that is automatically created pursuant to the Laws and Regulations, etc“Assignor” means the person who assigns the Loan Claims in accordance with Article 26,
(13)“Taxes and Public Dues, etc.” mean all taxes and public dues, such as income taxes, corporation taxes, or any other taxes that can be imposed in Japan.
(14)“Individual Loan” means the Loan made by each of the Lenders pursuant to this Agreement.

(15)“Individual Loan Money” means the money loaned by the Lender to the Borrower under the Individual Loan, and “Individual Loan Amount” means the amount of the Individual Loan Money set forth in Schedule 1 hereto for each Lender (provided, however, that if it is changed in accordance with the provisions of Article 25, Paragraph 2, the amount after such change).
(16)“Individual Loan Outstanding Money” means any principal, interest, delay damage, Settlement Amount and any other money which the Borrower is obliged to pay pursuant to this Agreement concerning the Individual Loan.“Participation Ratio” means, before the implementation of the Loan, the ratio of the Individual Loan Amount of each Lender to the Loan Amount, and after the implementation of the Loan, the ratio of the principal amount of the Individual Loan Outstanding Money of each Lender to the aggregate principal amount of the Individual Loan Outstanding Money.
(17)“Participation Ratio” means, before the implementation of the Loan, the ratio of the Individual Loan Amount of each Lender to the Loan Amount, and after the implementation of the Loan, the ratio of the principal amount of the Individual Loan Outstanding Money of each Lender to the aggregate principal amount of the Individual Loan Outstanding Money.
(18)“Drawdown Date” means September 27, 2024.
(19)“Payment Due Time” means, if any Repayment Date is provided for in this Agreement, 11:00 AM on such Repayment Date.
(20)“Syndicate Account” means the ordinary deposit account (Account Number:[…***…], Account Name: D&M Holdings Inc.) held by the Borrower at Kawasaki Branch of The Shoko Chukin Bank, Ltd.
(21)“Spread” means […***…] per annum.
(22)“Settlement Amount” means, in the case where (i) the principal is repaid (including the Prepayment set forth in Article 10, Paragraph 1; hereinafter the same in this definition) or set-off is made on a day other than the Interest Payment Date, (ii) the Borrower terminates the loan agreement related to the relevant Individual Loan pursuant to the first sentence of Article 587-2, Paragraph 2 of the Civil Code before the implementation of the Individual Loan, (iii) the Individual Loan is not implemented because all or part of the conditions under Article 4 are not satisfied, or (iv) the Borrower loses its benefit of time for the Individual Loan, if the Reinvestment Rate falls below the Applicable Interest Rate applied at the calculation commencement time of the Settlement Amount (in the case of (i), the time of the repayment or set-off, in the case of (ii) and (iii), the Drawdown Date for the relevant Individual Loan, and in the case of (iv), the time on which the calculation is made reasonably determined by the Lender that occurs after the time when the benefit of time is lost; hereinafter the same), the amount calculated by multiplying the principal amount subject to the Settlement Amount (in the case of (i), the principal amount repaid or off set, in the case of (ii) and (iii), the Individual Loan Amount for the relevant Individual Loan, and in the case of (iv), the principal amount for the relevant Individual Loan at the time when the benefit of time is lost; hereinafter the same) by the difference between the Reinvestment Rate and such

Applicable Interest Rate and by the actual number of days in the Remaining Period. “Remaining Period” means the period from the day following the calculation commencement time of the Settlement Amount to the next Interest Payment Date, and “Reinvestment Rate” means the interest rate reasonably determined by the Lender as the interest rate on the assumption that the principal amount subject to the Settlement Amount is reinvested in the Tokyo interbank market during the Remaining Period. The calculation method of the Settlement Amount shall be on a per diem basis, inclusive of the first and last day, based on a 365-day year, wherein divisions shall be performed at the end of the calculation with any fraction less than one yen rounded down.
(23)“All Lenders” collectively mean, before the implementation of the Loan, all Lenders, and, after the implementation of the Loan, all Lenders having the right to demand payment of the Individual Loan Outstanding Money against the Borrower.
(24)“Increased Cost” means, in the case where the cost of the Lender for making or maintaining the Individual Loan, maintaining the Lending Obligation or preserving its rights materially increases (excluding any increase as a result of a change in tax rate on the taxable income of the relevant Lender) due to (i) enactment, revision or change in the interpretation or application of the Laws and Regulations, etc., (ii) establishment of or increase in reserves, or (iii) any change, etc. in accounting regulations or operation thereof, such increased amount (as reasonably calculated by the relevant Lender).
(25)“Lender with Increased Cost” means the Lender for whom the Increased Cost arises.
(26)“Damage, etc.” means any damage, loss and cost, etc. (including attorney's fees).
(27)“Majority Lenders” mean one or more Lenders whose Participation Ratio aggregates 67% or more as of the Decision Gathering Reference Time. “Decision Gathering Reference Time” means, in the case where the Lender determines that an event which requires the instructions of the Majority Lenders has occurred, the time when the Agent receives notice pursuant to Article 23, Paragraph 1, Item 1, or, in the case where the Agent determines that decision gathering of the Majority Lenders is necessary, the time when the Agent issues notice pursuant to Article 23, Paragraph 2.
(28)“Advance Payment Cost” means, where the Agent makes an Advance Payment, the amount calculated by multiplying the amount of the Advance Payment by the Financing Interest Rate and the actual number of days in the Advance Payment Period. “Advance Payment Period” means the period commencing on the day when the Agent makes an Advance Payment and ending on the day when the Agent receives the amount related to such Advance Payment, and “Financing Interest Rate” means the interest rate reasonably determined by the Agent as the interest rate to procure the amount of the Advance Payment during the Advance Payment Period. The calculation method of the Advance Payment Cost shall be on a per diem basis, inclusive of the first and exclusive of the last day, based on a 365-day year, wherein divisions shall be performed at the end of the calculation with any fraction less than one yen rounded down.

(29)“Advance Payment” means, in connection with a repayment by the Borrower on the Repayment Date, the act whereby the Agent pays to the Lender the amount equal to the amount to be distributed to the Lender in accordance with Article 15 before the completion of the repayment by the Borrower. The Borrower or the Lender shall not object to the Agent making the Advance Payment.
(30)“Applicable Interest Rate” means the interest rate equal to the Base Interest Rate plus the Spread.
(31)“Repayment Date” means, in respect of principal of the Loan, the Interim Principal Repayment Date and the Maturity Date, in respect of interest, each Interest Payment Date, and in respect of any other money, the date specified as the day on which the payment shall be made pursuant to this Agreement.
(32)“Reports, etc.” mean the financial statements and business reports stipulated in Article 435, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended) and annexed detailed statements thereto,provisional financial statements stipulated in Article 441, Paragraph 1 of the same Act, and consolidated financial statements stipulated in Article 444, Paragraph 1 of the same Act.
(33)“Laws and Regulations, etc.” mean the treaties, laws, ordinances, cabinet orders, ministerial orders, rules, announcements, judgments, decisions, arbitral awards, notices and policies of relevant authorities which apply to this Agreement, the transactions under this Agreement or the parties to this Agreement.
(34)“Maturity Date” means the last day of August 2029 (or, if the relevant date falls on a day other than a Business Day, the immediately following Business Day, and if such immediately following Business Day falls in the following month, the immediately preceding Business Day).
(35)“Assignee” means the person who accepts the assignment of the Loan Claims in accordance with Article 26, Paragraph 1.
(36)“Assignor” means the person who assigns the Loan Claims in accordance with Article 26, Paragraph 1.
(37)“Interest Calculation Period” means the period from (and including) the Drawdown Date to (and including) the first Interest Payment Date as the first Interest Calculation Period, and each period from (and including) the day following the most recent Interest Payment Date to (and including) the next Interest Payment Date as the second and subsequent Interest Calculation Period.
(38)“Interest Payment Date” means the payment date of interest as specified in the Interest Payment Date column of Schedule 2, and if such Interest Payment Date falls on a day other than a Business Day, such Interest Payment Date shall be the immediately following Business Day, and if such Business Day falls in the following month, the Interest Payment Date shall be the immediately preceding Business Day.

Article 2    (Rights and Obligations of Lenders)
(1)Unless otherwise provided for in this Agreement, the Lender may exercise its rights under this Agreement individually and independently.
(2)The Lender shall lend to the Borrower the Individual Loan Amount on the Drawdown Date provided that the requirements set forth in each Item of Article 4, Paragraph 1 are satisfied.
(3)Unless otherwise provided for in this Agreement, the obligations of the Lender under this Agreement shall be individual and independent, and the Lender shall not be released from its obligations under this Agreement due to another Lender's failure to perform its obligations. The Lender shall not be responsible for any failure of other Lenders to perform its obligations under this Agreement.
(4)If the Lender breaches its Lending Obligation and does not implement the Individual Loan on the Drawdown Date, such Lender shall compensate the Borrower for all Damages, etc. incurred by the Borrower due to such breach of the Lending Obligation immediately upon request of the Borrower. However, the compensation to the Borrower for such Damages, etc. shall be limited to the difference between the interest and other expenses which the Borrower paid or will pay if a borrowing is made separately due to the Individual Loan not being implemented on the Drawdown Date and the interest and other expenses which the Borrower would have paid if the Individual Loan was implemented on the Drawdown Date.
Article 3    (Use of Funds)
(1)The Borrower shall use the money raised by the Loan as working capital. The Agent and each Lender shall not be obliged to supervise and review the actual use of the funds raised by the Loan.
Article 4    (Conditions Precedent to Implementation of Loan)
(1)The Lender shall implement the Individual Loan subject to the condition that all the conditions set forth in each of the following Items are satisfied as of the Drawdown Date (whether or not notice pursuant to Article 6, Paragraph 1 has been given). The decision on the satisfaction of such conditions shall be made for each Lender, and other Lenders and the Agent shall not have any responsibility for such Lender's decision and non-implementation of the Loan.
(i)The Lending Impossibility Event has not occurred.
(ii)All matters set forth in each Item of Article 16, Paragraph 1 are true and correct.
(iii)The consultation pursuant to the provisions of Article 7, Paragraph 5 has not been held.
(iv)The Borrower is not in breach of each provision of this Agreement, and it is not likely that such breach will occur after the Drawdown Date.

(v)All or part of the loan agreement related to the Loan have not been terminated pursuant to the first sentence of Article 587-2, Paragraph 2 of the Civil Code.
(vi)The Borrower has submitted all of the following documents to the Agent and All Lenders, and the Agent and All Lenders are satisfied with the contents thereof.
(a)A registered seal certificate of the representative of the Borrower who will affix his/her name and seal on this Agreement (issued within three months prior to the date of this Agreement)
(b)A certified copy of the commercial registry or a certificate of all present matters or a certificate of full registry records (issued within three months prior to the date of this Agreement)
(c)Notification of the seal or signature in the form designated by the Agent
(d)A certified copy of the minutes of the board of directors meeting of the Borrower that approves the execution of this Agreement and the borrowing pursuant to this Agreement, or a document evidencing the approval of the execution of this Agreement and the borrowing pursuant to this Agreement by the Borrower
Article 5    (Implementation of Loan)
(1)If the Lender does not give notice pursuant to Article 6, Paragraph 1, and all conditions set forth in each Item of Paragraph 1 of the preceding Article are satisfied on the Drawdown Date, the Lender shall remit the Individual Loan Amount to the Syndicate Account by 11:00 AM on the Drawdown Date. The Individual Loan shall be deemed to have been implemented by that Lender as of the time when such remittance is made to the Syndicate Account.
(2)If the full amount of the Loan under the preceding paragraph is not implemented, the Borrower shall immediately notify the Agent to that effect, and the Agent shall promptly notify All Lenders thereof upon receipt of such notice.
Article 6    (Non-Implementation of Loan)
(1)The Lender who decides not to implement the Individual Loan for the reason that all or part of the conditions under Article 4 are not satisfied (hereinafter referred to as the “Non-Implementing Lender”) may notify the Agent, the Borrower and all other Lenders of the decision together with the reason by 10:00 AM on the Drawdown Date. However, if the Individual Loan is not implemented despite that all the conditions under Article 4 are satisfied, the Non-Implementing Lender may not be released from liabilities arising from the breach of its Lending Obligation.

(2)If the Non-Implementing Lender does not implement the Individual Loan, the Borrower shall pay the Settlement Amount to the Lender. However, this shall not apply if the failure to implement the Individual Loan constitutes a breach of the Lending Obligation of the Non-Implementing Lender.
(3)If the Borrower terminates the loan agreement related to the Individual Loan pursuant to the first sentence of Article 587-2, Paragraph 2 of the Civil Code before the implementation of such Individual Loan, the Borrower shall notify thereof in writing to the Lender related to the loan agreement terminated and the Agent. In this case, the Agent shall promptly notify other All Lenders of the same upon receipt of such notice. If the Borrower makes such termination, the Borrower shall pay the Settlement Amount to such Lender.
(4)In the case of the preceding two paragraphs, the relevant Lender shall notify the Agent of the amount of the Settlement Amount no later than five Business Days after the calculation commencement time of the Settlement Amount. The Agent shall promptly notify the Borrower thereof upon receiving such notice. The Borrower shall pay the Settlement Amount in accordance with the provision of Article 14 immediately upon receiving notice from the Agent.
Article 7    (Increased Cost and Illegality)
(1)The Lender with Increased Cost may, by giving written notice to the Borrower through the Agent, demand the Borrower to elect either to bear the Increased Cost or to repay the obligations against the Lender with Increased Cost. The Borrower shall respond to such demand notice by giving written notice to the Lender with Increased Cost through the Agent within five Business Days from (and including) the day such notice arrived at the Borrower (hereinafter referred to as the “Receipt Date of Increased Cost Demand Notice”). If the Borrower’s response does not arrive at the Lender with Increased Cost within five Business Days from (and including) the Receipt Date of Increased Cost Demand Notice, the Borrower shall be deemed to have replied that it will bear the Increased Cost upon the elapse of such period, and the Borrower consents without objection to the same.
(2)If the Borrower elects to bear the Increased Cost in response to the demand by the Lender with Increased Cost in the preceding paragraph (including the case where the Borrower is deemed to have elected to bear the Increased Cost in accordance with the preceding paragraph), the Borrower shall pay, in accordance with the provisions of Article 14, to the Lender with Increased Cost the money equivalent to such cost within 3 Business Days from the day on which the Borrower responded that it would bear the Increased Cost in accordance with the preceding paragraph (in the case where the Borrower is deemed to have elected to bear the Increased Cost pursuant to the preceding paragraph, the date which is the time limit for response under the preceding paragraph).

(3)If the Borrower elects to repay the obligations against the Lender with Increased Cost in response to the demand under Paragraph 1, the Borrower shall notify the Agent and All Lenders in writing (a) that it intends to repay the obligations against the Lender with Increased Cost, and (b) of the date the Borrower desires to repay such obligations (hereinafter referred to as the “Desired Repayment Date”). The Desired Repayment Date must be a Business Day that falls within the period starting 10 Business Days after such notice from the Borrower and ending 15 Business Days after such notice from the Borrower. In this case, if the Settlement Amount arises with respect to the Lender with Increased Cost, the Lender with Increased Cost shall notify the Agent of the amount of the Settlement Amount by 2 Business Days prior to the Desired Repayment Date. After receiving such notice, the Agent shall notify the Borrower of the same by the Business Day preceding the Desired Repayment Date.
(4)If notice set forth under the first sentence of the preceding paragraph is given by the Borrower, the Borrower shall not bear the Increased Cost, and pay in accordance with the provisions of Article 14 to the Lender with Increased Cost on the Desired Repayment Date all obligations it owes to the Lender with Increased Cost pursuant to this Agreement. The Borrower shall, at the same time as paying the principal of the Individual Loan pursuant to this paragraph, pay to the Lender with Increased Cost the accrued interest on such principal and the Settlement Amount notified by the Lender with Increased Cost.
(5)If the execution and performance of this Agreement and transactions hereunder result in any violation of Laws and Regulations, etc. which bind the Lender, such Lender shall consult with the Borrower and other All Lenders through the Agent and determine how to deal with such violation. In this case, the Borrower and other All Lenders may not refuse without reasonable cause the payment of all obligations owed by the Borrower to that Lender.
Article 8    (Repayment of Principal)
(1)The Borrower shall pay to the Lender the principal of the Loan in installments on each Interim Principal Repayment Date and the Maturity Date in accordance with the repayment schedule set forth in Schedule 2 hereto pursuant to Article 14. The amount to be repaid to each Lender on each Interim Principal Repayment Date shall be the principal repayment amount specified in the repayment schedule set forth in Schedule 2 hereto allocated in proportion to such Lender’s Participation Ratio immediately after the implementation of the Loan on the Drawdown Date, and the amount to be repaid to each Lender on the Maturity Date shall be the outstanding principal balance of each Individual Loan of such Lender on the Maturity Date.
Article 9    (Interest)
(1)The Borrower shall, on each Interest Payment Date on which each Interest Calculation Period ends, pay to the Lender in accordance with Article 14 the total amount of interest calculated by multiplying the principal amount of the Individual Loan of each Lender for such Interest Calculation Period by the Applicable Interest Rate and the actual number of days of such Interest Calculation Period.

(2)The calculation method of the interest under the preceding paragraph shall be on a per diem basis, inclusive of the first and last day, based on a 365-day year, wherein divisions shall be performed at the end of the calculation with any fraction less than one yen rounded down.
Article 10     (Prepayment)
(1)The Borrower may not repay all or part of the principal of the Loan payable on any Interim Principal Repayment Date or the Maturity Date pursuant to Article 8 prior to such Interim Principal Repayment Date or the Maturity Date (hereinafter referred to as the “Prepayment”). However, this shall not apply to the case pursuant to the provisions of Article 7 or the case where the Borrower obtains the prior written consent of All Lenders and the Agent in accordance with the procedures set forth in the following paragraphs.
(2)If the Borrower desires to make a Prepayment, the Borrower shall give a written notice to the Agent by 20 Business Days prior to the date the Borrower desires to make the Prepayment (hereinafter referred to as the “Desired Prepayment Date”) (a) of the principal amount of the Loan the Borrower desires to make the Prepayment (which shall be the entire amount of the outstanding principal of the Loan or an amount no less than 1% and in increments of 1% of the Loan Amount), (b) that the Borrower will pay in full on the Desired Prepayment Date the interest on the principal amount desired for the Prepayment that accrued by (and including) the Desired Prepayment Date (hereinafter referred to as the “Accrued Interest”), and (c) of the Desired Prepayment Date. The Agent shall, after receiving the notice from the Borrower, notify All Lenders of the details of (a) to (c) of this paragraph by 18 Business Days prior to the Desired Prepayment Date, and such Lender shall notify the Agent whether or not it accepts such Prepayment by 12 Business Days prior to the Desired Prepayment Date. If such notice by any Lender has not been received by the Agent no later than 12 Business Days prior to the Desired Prepayment Date, such Lender shall be deemed not to have approved the Prepayment. The Agent shall determine whether the Prepayment may be made by 10 Business Days prior to the Desired Prepayment Date, and notify the same to the Borrower and All Lenders.
(3)If the Prepayment is approved in accordance with the preceding paragraph, All Lenders shall notify the Agent of the amount of the Settlement Amount by 2 Business Days prior to the Desired Prepayment Date. After receiving such notice, the Agent shall notify the Borrower of the same by the Business Day preceding the Desired Prepayment Date. The Borrower shall pay in accordance with Article 14 the total of the principal, the Accrued Interest and the Settlement Amount in respect of the Loan for Prepayment on the Desired Prepayment Date.
(4)If the Prepayment of part of the principal of the Loan is made pursuant to the provisions of this Article, the amount shall be applied in the order of the principal whose Repayment Date falls later, among the principal amount to be repaid to the Lender on each payment date of principal as specified in the repayment schedule set forth in Schedule 2 hereto.

Article 11      (Delay Damages)
(1)If the Borrower delays in the performance of its obligations to the Lender or the Agent under this Agreement, the Borrower shall, immediately upon request from the Agent, pay a delay damage in the amount calculated by multiplying the amount of the delayed obligation (hereinafter referred to as the “Delayed Obligation”) by the annual rate of 14% for the period from (and including) the day immediately following the due date of the Delayed Obligation to (and including) the day on which all of the Delayed Obligation have been performed in accordance with Article 14.
(2)The calculation method of the delay damage under the preceding paragraph shall be on a per diem basis, inclusive of the first and last day, based on a 365-day year, wherein divisions shall be performed at the end of the calculation with any fraction less than one yen rounded down.
Article 12    (Agent Fee)
(1)The Borrower shall pay to the Agent the Agent Fee as consideration for the Agent's performance of the Agent Services provided for in this Agreement pursuant to a separate agreement between the Borrower and the Agent.
Article 13    (Expenses and Taxes and Public Dues, etc.)
(1)All expenses incurred in connection with the preparation and revision or amendment of this Agreement and documents related thereto (including attorney's fees) as well as all expenses incurred by the Lenders and the Agent in securing and realizing their rights or performing their obligations pursuant to this Agreement (including attorney's fees) shall be borne by the Borrower to the extent that it does not violate the Laws and Regulations, etc., and if the Lender or the Agent pays them on behalf of the Borrower, the Borrower shall pay such amount immediately upon request from the Agent in accordance with Article 14 .
(2)All stamp duties and other similar Taxes and Public Dues, etc. arising in connection with the preparation, amendment, execution, etc. of this Agreement and documents relating thereto shall be borne by the Borrower, and if the Lender or the Agent pays them on behalf of the Borrower, the Borrower shall pay such amount immediately upon request from the Agent in accordance with Article 14.
Article 14    (Performance of Obligation of Borrower)
(1)In order to repay the obligations under this Agreement, the Borrower shall transfer the amount to the Syndicate Account by the Payment Due Time for those obligations the Repayment Date of which is provided for herein, or immediately upon request by the Agent for those obligations the Repayment Date of which is not provided for herein. In such case, the Borrower’s obligations to the Agent or the Lender shall be deemed to have been performed upon the time when the Agent withdraws the relevant amount from the Syndicate Account. The Agent shall make such withdrawal on the Repayment Date, if the Repayment Date is specified, or by the

Business Day immediately following the deposit date, if the Repayment Date is not specified, and shall not owe any further obligation. The Borrower shall grant to the Agent the authority to withdraw money from the Syndicate Account in accordance with this paragraph, and waive the right to cancel such entrustment (the Borrower shall not be required to deliver a withdrawal request for such withdraw).
(2)Unless otherwise provided for in this Agreement, even if the Borrower makes a direct payment of its obligation under this Agreement to the Lender other than the Agent in violation of the preceding paragraph, such payment shall not be recognized as the performance of the obligation under this Agreement. In this case, the Lender receiving such payment shall immediately pay the money it receives to the Agent, and the obligations with respect to such money shall be deemed to have been performed upon the Agent's receipt of such money. The Borrower may not perform its obligations under this Agreement by substitute performance unless the Agent and All Lenders give their prior written approval.
(3)The Borrower’s payments pursuant to this Article shall be applied in the following order. However, if the Borrower loses its benefit of time under Article 18, the provisions of Article 15, Paragraph 4 shall apply.
(i)Expenses, etc. specified under this Agreement to be borne by the Borrower which have been incurred by the Agent on behalf of the Borrower, the Agent Fee and delay damages thereon
(ii)Expenses, etc. specified under this Agreement to be borne by the Borrower payable to a third party
(iii)Expenses, etc. specified under this Agreement to be borne by the Borrower which have been incurred by the Lender on behalf of the Borrower and delay damages thereon
(iv)Delay damages (except as provided in Item 1 and the preceding item), and the Settlement Amount
(v)Interest on the Loan
(vi)Principal of the Loan
(4)In the application under the preceding paragraph, if the funds for application are less than the amount required for any item, with respect to the item for which the funds become first insufficient (hereinafter referred to as the “Insufficient Item”), the remaining amount after application to items of the higher priority shall be prorated and applied according to the proportion of the amount of each payment obligation borne by the Borrower for such Insufficient Item, for which the Repayment Date has arisen.
(5)Unless required by Laws and Regulations, etc., the Borrower shall not deduct Taxes and Public Dues, etc. with respect to payment of obligations under this Agreement. If the Borrower is required to deduct Taxes and Public Dues, etc. from the amount payable by the Borrower, the Borrower shall pay such additional amount necessary to enable the Lender or the Agent to receive the amount that it would be able to receive if no Taxes and Public Dues, etc. were imposed. In such case, the Borrower shall directly send to the relevant Lender or the

Agent within 30 days from the date of the relevant payment a certificate of tax payment issued by the tax authority in Japan related to withholding or other supervisory authorities.
Article 15    (Distribution to Lenders)
(1)If any amounts remain after deducting the amounts under Items 1 and 2 of Paragraph 3 of the preceding Article from the amount withdrawn from the Syndicate Account pursuant to the preceding Article, the Agent shall immediately distribute such amounts to the Lenders in accordance with the provisions of this Article. Notwithstanding the provisions of this Article, if such amounts are withdrawn from the Syndicate Account pursuant to Paragraph 2 or Paragraph 4 of Article 7, the Agent shall promptly distribute such amounts to the Lender with Increased Cost. If an order of provisional attachment, preservative attachment or attachment on the deposit claim in relation to the Syndicate Account is served to the Agent before the withdrawal from the Syndicate Account, the Agent shall not be obliged to make the withdrawal from the Syndicate Account pursuant to the preceding Article and the distribution pursuant to this Article. If the Agent makes the distribution under this Article notwithstanding that it receives such service, unless the Agent is willful or grossly negligent, the Lender who receives such distribution shall return the distributed amount to the Agent immediately upon the Agent's request. When such distributed amount is returned by the Lender and the Agent returns such amount to the Syndicate Account, the Borrower’s obligation to repay such amount shall be deemed unperformed retroactively as of the time of its withdrawal from the Syndicate Account.
(2)If (a) an order of provisional attachment, preservative attachment or attachment on the Loan Claims has been served to the Borrower, or (b) the assignment of the Loan Claims has been made prior to the distribution to the Lenders by the Agent under this Article, the rights and obligations, etc. among the Borrower, the Agent and the Lenders shall be governed by the following provisions.
(a)(i) In the case where the Agent completes the distribution to the Lenders pursuant to this Article before it receives notice from the Borrower that it has received service of an order for provisional attachment, preservative attachment or attachment with respect to the Loan Claims under Article 17, Paragraph 5.
In this case, even if any Damages, etc. are caused to the creditor effecting the provisional attachment, preservative attachment or attachment, the Borrower, the Lender or any other third party due to such distribution and the preceding withdrawal from the Syndicate Account by the Agent, the Agent shall not be liable therefor and the Borrower shall handle the same at its cost and responsibility. If the Agent incurs any Damages, etc. due to such withdrawal and distribution, the Borrower shall compensate therefor.
(ii) In the case where the Agent receives notice from the Borrower that it has received service of an order for provisional attachment, preservative attachment or attachment with respect to the Loan Claims related to the distribution under Article 17, Paragraph 5 before the Agent completes the distribution to the Lenders under this Article after the withdrawal from the Syndicate Account under the preceding Article
(iii) In this case, (i) the Agent may reserve the distribution under this Article of the amount pertaining to such notice and may handle the case according to such manner as the Agent deems reasonable. In addition, (ii) the Agent shall distribute the amount withdrawn from the Syndicate Account other than the amount pertaining to such notice to All Lenders except for the Lender pertaining to such notice. Even if any Damages, etc. are caused to the creditor effecting the provisional attachment, preservative attachment or attachment, the Borrower, the Lender or any other third party due to the handling by the Agent pursuant to (i) of this item or the distribution and the preceding withdrawal from the Syndicate Account by the Agent pursuant to (ii) of this item, the Agent shall not be liable therefor and the Borrower shall handle the same at its cost and responsibility. If the Agent incurs any Damages, etc. due to such handling or withdrawal and distribution, the Borrower shall compensate therefor.
(iv) In the case where the Agent receives notice from the Borrower that it has received service of an order for provisional attachment, preservative attachment or attachment under Article 17, Paragraph 5 before it makes withdrawal from the Syndicate Account under the preceding Article In this case, (i) the Agent shall not withdraw the amount pertaining to such notice from the Syndicate Account pursuant to the preceding Article. However, regardless of such notice, if the Agent has not received notice from the Borrower that it has received service of an order of provisional attachment, preservative attachment or attachment under Article 17, Paragraph 5 by the Business Day preceding the day on which the Agent makes the withdrawal, the Agent may, at its discretion, make the withdrawal from the Syndicate Account and the distribution thereof or reserve the distribution of the amount pertaining to such notice under this Article, and otherwise handle the case according to such manner as the Agent deems reasonable. In addition, (ii) the Agent shall distribute the amount withdrawn from the Syndicate Account other than the amount pertaining to such notice to All Lenders except for the Lender pertaining to such notice. Even if any Damages, etc. are caused to the creditor effecting the provisional attachment, preservative attachment or attachment, the Borrower, the Lender or any other third party due to the distribution and the preceding withdrawal from the Syndicate Account by the Agent under the proviso of (i) of this item, the Agent shall not be liable therefor and the Borrower shall handle the same at its cost responsibility. If the Agent incurs any Damages, etc. due to such withdrawal and distribution, the Borrower shall compensate therefor.
(b)In the case where the Assignor and the Assignee under their joint name or the Borrower solely notify the Agent of the fact of assignment of the Loan Claims in accordance with Article 26, Paragraph 2.
In this case, the Agent shall, after receiving either of these notices, immediately commence all administrative procedures necessary to treat such Assignee as the creditor of such Loan Claims, and the Agent shall be released from its responsibility insofar as the Agent treats the former Lender as the effective Lender until the Agent notifies the Borrower, the Assignor and the Assignee the completion of such administrative procedures. If the Assignee or any other third party suffers Damages, etc. due to such treatment by the Agent, the Agent shall not be liable therefor, and the Borrower and the Assignor of such Loan Claims shall handle the same at their cost and responsibility. If the Agent incurs any Damages, etc. in connection with this item, the Borrower and the Assignor of such Loan Claims shall jointly and severally compensate therefor.
(3)The distribution by the Agent to the Lenders shall be made in the order of the Item 3 to Item 6 of Paragraph 3 of the preceding Article. If there is any Insufficient Item for the amount to be distributed, the application and distribution for such Insufficient Item shall be subject to the provisions of Paragraph 4 of the preceding Article.
(4)Notwithstanding the provisions of Paragraph 3 and 4 of the preceding Article and the preceding paragraph, if the Borrower loses its benefit of time pursuant to Article 18, the Agent shall distribute the remaining amount after deducting Items 1 and 2 of Paragraph 3 of the preceding Article from the amount paid by the Borrower, prorated in accordance with the ratio of the amount of the obligation the Borrower owes to the Lender under this Agreement at the time of loss of benefit of time (provided, however, that if there is any change in the ratio of the amount of the obligations owed by the Borrower to each Lender hereunder by the time of distribution, the ratio reasonably adjusted by the Agent), and so long as the Agent makes such distribution, the Agent shall not owe any responsibility. In this case, the application shall be made in such order and manner as the Lender deems appropriate.
(5)If the remittance of money by the Borrower provided for in Paragraph 1 of the preceding Article is not completed by the Payment Due Time, the Agent shall not be obliged to make the distribution set forth in Paragraph 1 on the same date. In such case, the Agent shall make withdrawal by the Business Day following the date of receipt of the remittance from the Borrower and make the distributions immediately thereafter, and if the Lender or the Agent incurs any Damage, etc. in connection therewith, the Borrower shall be responsible for the same.
(6)If a request is made by the Agent and such request is based on a reasonable ground, the Lender receiving such request shall immediately notify the amount of the claim it holds against the Borrower under this Agreement (including the breakdown). In this case, the obligation of the Agent to make the distribution set forth in Paragraph 1 shall arise when all such notices have been received by the Agent. If the Lender or the Agent incurs any Damages, etc. due to a delay in such notice without reasonable cause, the Lender who failed to provide such notice shall be responsible for the same.

(7)The Agent may make distributions to the Lender by an Advance Payment. Such Advance Payment shall not be a performance of obligations by the Borrower, and if any Advance Payment is made and the Borrower does not perform the obligation related to such Advance Payment by the Payment Due Time, the Lender who received the distribution pursuant to this paragraph by the Advance Payment shall return the amount of such Advance Payment received to the Agent immediately upon the Agent's request for return. In addition, the Lender shall, immediately upon request from the Agent, pay to the Agent the Advance Payment Cost incurred for such Advance Payment according to the amount of the Advance Payment received. If the Lender pays such Advance Payment Cost to the Agent, the Borrower shall compensate such Lender for such Advance Payment Cost.
Article 16    (Representations and Warranties of Borrower)
(1)The Borrower represents and warrants to the Lenders and the Agent that the matters set forth in each of the following items are true as of the date of this Agreement and the Drawdown Date (if a specific point in time is specified in each of the following items, as of that point in time).
(i)The Borrower is a stock company duly incorporated and validly existing under the laws of Japan.
(ii)The execution and performance of this Agreement by the Borrower and transactions thereunder are within the corporate purposes of the Borrower and the Borrower has completed all procedures required by Laws and Regulations, etc. and the Articles of Incorporation and other internal regulations of the Borrower in connection therewith.
(iii)The execution and performance of this Agreement by the Borrower and transactions hereunder do not (a) contradict the Laws and Regulations, etc. which bind the Borrower, (b) contradict the Articles of Incorporation or other internal regulations of the Borrower, or (c) contradict any agreements with third parties to which the Borrower is a party or which bind the Borrower or its assets.
(iv)The person who signs or affixes his/her name and seal on this Agreement on behalf of the Borrower is authorized to sign or affix his/her name and seal on this Agreement on behalf of the Borrower by the procedures required by the Laws and Regulations, etc., the Articles of Incorporation or other internal regulations.
(v)This Agreement legally and validly binds the Borrower and is enforceable in accordance with each of its terms.
(vi)Reports, etc. prepared by the Borrower are accurate in light of the accounting standards which is generally accepted as fair and appropriate in Japan and duly prepared, and if such Reports, etc. are required to be audited under the Laws and Regulations, etc., they have been audited as necessary.

(vii)After the closing of the account settlement in March 2023, no material change has occurred which will cause a deterioration of the business, assets, or financial condition of the Borrower as indicated in the Reports, etc. (the audited Reports, etc. in cases where such Reports, etc. are required to be audited pursuant to the Laws and Regulations, etc. or where such Reports, etc. have been otherwise audited) prepared by the Borrower for such accounting period and which may materially affect the performance of its obligations under this Agreement.
(viii)No lawsuit, arbitration, administrative procedure, or any other dispute has commenced or is likely to commence with respect to the Borrower, which will or may cause material adverse effects on the performance of its obligations under this Agreement.
(ix)No event specified in each item of Paragraph 1 or Paragraph 2 of Article 18 has occurred or is likely to occur.
(x)The Borrower does not fall under any of (a) to (n) below.
(a)An organized crime group (meaning an organization that is likely to encourage its members (including members of a constituent body of the organization) to collectively or habitually engage in violent illegal acts, etc.; hereinafter the same)
(b)An organized crime group member (meaning a member of an organized crime group; hereinafter the same)
(c)A person for whom five years have not passed since he/she ceases to be an organized crime group member
(d)A quasi-member of an organized crime group (meaning a person who is associated with an organized crime group, other than an organized crime group member and is likely to commit violent illegal acts, etc. on the back of force of an organized crime group, or cooperates or is involved in maintaining or operating an organized crime group such as by supplying funds, weapons, etc. to the organized crime group or an organized crime group member; hereinafter the same)
(e)An organized crime group affiliate company (meaning a company in whose management an organized crime group member is substantially involved, a company which is managed by a quasi-member of an organized crime group or a former organized crime group member and which positively cooperates or is involved in the maintenance or operation of an organized crime group such as by providing funds for the organized crime group, or a company which is positively taking advantage of an organized crime group in the implementation, etc. of business and cooperates the maintenance or operation of an organized crime group)

(f)A corporate extortionist, etc. (meaning a person who is likely to perform violent illegal acts, etc. against a company, etc. to obtain unjust profit and poses a threat to the security of public life, such as a corporate extortionist and a corporate racketeer)
(g)A malicious political extortionist (meaning a person who pretends or proclaims to undertake social movements or political activities and is likely to perform violent illegal acts, etc. to obtain unjust profit and poses a threat to the security of public life)
(h)A special intellectual organized crime group, etc. (meaning a group or a person other than those listed in (a) through (g) above who exercises the power of an organized crime group based on the relationship with the organized crime group, or has a financial relationship with the organized crime group, and becomes the core of structural injustice)
(i)Any other person similar to (a) through (h) above
(j)person who has a relationship under which its management is deemed to be controlled by any person who falls under (a) through (i) above (hereinafter referred to as the “Organized Crime Group Member, etc.”)
(k)A person who has a relationship under which it is deemed that an Organized Crime Group Member, etc. is substantially involved in the management
(l)A person who has a relationship under which it is deemed to unduly use an Organized Crime Group Member, etc., such as for the purpose of unjustly benefiting itself, its company or any third party or for the purpose of inflicting damage to any third party
(m)A person who has a relationship under which it is deemed to be involved in an Organized Crime Group Member, etc. in such manner as to provide funds, etc. or convenience to the Organized Crime Group Member, etc.
(n)A person whose officer or person substantially involved in its management has socially repugnant relationship with an Organized Crime Group Member, etc.
Article 17    (Undertakings of Borrower)
(1)The Borrower undertakes to perform, at its expense, the matters described in each of the following items on and after the date of this Agreement until the performance of all of its obligations under this Agreement to the Lender and the Agent is completed.
(i)If an event provided for in each item of Paragraph 1 or Paragraph 2 of Article 18 has occurred or is likely to occur, it shall immediately report it to the Agent and All Lenders.

(ii)If it has prepared the Reports, etc., it shall submit to the Agent and All Lenders a copy of the Reports, etc. and the financial status confirmation in the form of Schedule 3 from which the status of compliance of the matters stipulated in Paragraph 4 can be confirmed, within 4 months from the end of the fiscal year of the Borrower. It shall prepare Reports, etc. accurately in light of the accounting standards which is generally accepted as fair and appropriate in Japan and lawfully, and if such Reports, etc. are required to be audited under the Laws and Regulations, etc., it shall undergo necessary audit.
(iii)If requested by the Agent or the Lender through the Agent, it shall immediately report the property, management or business condition of the Borrower and its Subsidiary Companies and Affiliate Companies to the Agent and All Lenders, and provide necessary assistance for the investigation thereof.
(iv)If any material change has occurred, or is likely to occur with the passage of time, to the property, management or business condition of the Borrower and its Subsidiary Companies and Affiliate Companies, or any lawsuit, arbitration, administrative procedure, or any other dispute which affects or is likely to affect materially the performance of the obligations under this Agreement has commenced or is likely to commence with respect to the Borrower, it shall immediately notify the Agent and All Lenders thereof.
(v)If any item of Paragraph 1 of the preceding Article is found to be untrue, it shall immediately notify thereof to the Agent and All Lenders.
(2)The Borrower shall not provide collateral which secures the obligations under this Agreement in whole or in part for the benefit of some of the Lenders on or after the date of this Agreement until the Borrower completes the performance of all of its obligations under this Agreement to the Lenders and the Agent (excluding the provision of revolving collateral which secures the obligations of the Borrower together with the obligations of the Borrower under this Agreement). However, this shall not apply if All Lenders and the Agent give their prior written approval. For the purpose of this Article, “provide collateral” means to create security interests on the assets of the Borrower or to make a reservation for creation of security interests on the asset of the Borrower, and excludes statutory liens, rights of retention and any other rights that automatically arise under the Laws and Regulations, etc.
(3)The Borrower undertakes to comply with each of the following items on and after the date of this Agreement until the performance of all of its obligations under this Agreement to the Lender and the Agent is completed.
(i)It shall maintain approvals, etc. necessary to conduct its principal business, and continue its business in compliance with all Laws and Regulations, etc.
(ii)It shall not change its principal business.

(iii)Unless otherwise provided for in the Laws and Regulations, etc., it shall not subordinate the payment of any of its obligations under this Agreement to the payment of other unsecured obligations (including secured loans which may remain uncollectible even after collateral liquidation), and shall treat the same on at least pari passu basis.
(iv)It shall not, without consent of the Agent and All Lenders, conduct any change of organization (having the meaning defined in Article 2, Item 26 of the Companies Act), merger, company split, share exchange, share transfer or share delivery, assignment (including an assignment for the purpose of sale and leaseback) of all or part of its business or assets to a third party, reduction of amount of capital, or purchase of all or a part of the material business or assets of a third party that materially affects or may materially affect the performance of obligations under this Agreement with respect to the Borrower.
(v)It shall not fall under any of (a) to (n) specified in Article 16, Paragraph 1, Item 10.
(vi)It shall not engage in any of the acts set forth in (a) to (e) below by itself or by using a third party.
(a)Act of making a violent demand
(b)Act of making an unreasonable demand that exceeds the legal responsibility
(c)Act of making threatening behavior or using force in connection with transactions
(d)Act that harms the reputation of the Lender or the Agent or interferes with the business of the Lender or the Agent though spreading of rumors or use of fraud or force
(e)Any other act similar to (a) to (d) above
(4)The Borrower undertakes to comply with each of the following items on and after the date of this Agreement until the performance of all of its obligations under this Agreement to the Lender and the Agent is completed.
(i)It shall maintain the amount of the net assets in the balance sheet of the Borrower as of the last day of each business year at or above 70% of the amount of the net assets in the balance sheet of the Borrower as of the last day of the accounting period ending in March 2023.
(ii)It shall ensure that ordinary profit and loss in the profit and loss statement as of the last day of each business year does not become a loss for two consecutive periods.
(5)If the Borrower receives any service of an order for provisional attachment, preservative attachment or attachment with respect to the Loan Claims, it shall immediately notify thereof to All Lenders through the Agent in writing together with a copy of such order.

Article 18    (Event of Default)
(1)If any event set forth in each of the following items occurs with respect to the Borrower, the Borrower shall automatically lose its benefit of time with respect to all obligations to All Lenders and the Agent under this Agreement without notice or demand, etc. from the Lender or the Agent, and the Borrower shall immediately pay the principal of the Loan, interest, the Settlement Amount, and all money owed by the Borrower pursuant to this Agreement in accordance with the provisions of Article 14.
(i)It suspends payment, or a petition is filed for commencement of bankruptcy proceedings, commencement of rehabilitation proceedings, commencement of reorganization proceedings, commencement of special liquidation, or commencement of any other legal arrangement proceedings similar thereto (including similar petition outside Japan).
(ii)It adopts a resolution for dissolution or receives a dissolution order (excluding the case where it is dissolved as a result of merger).
(iii)It discontinues its business.
(iv)It becomes subject to disposition of suspension of transactions by an electronic clearing house, disposition of suspension of transactions by densai.net Co., Ltd., or any equivalent measures by other electronic monetary claim recording institutions.
(v)An order or notice of provisional attachment, preservative attachment or attachment (including similar proceedings outside Japan) is issued or a disposition ordering the service of an order of preservative attachment or attachment is made with respect to the deposit claims or any other claims held by the Borrower against the Lender.
(2)If any event set forth in each of the following items occurs with respect to the Borrower, the Borrower shall lose its benefit of time with respect to all obligations to All Lenders and the Agent under this Agreement upon a notice to the Borrower from the Agent based on a demand of the Majority Lenders, and the Borrower shall immediately pay the principal of the Loan, interest, the Settlement Amount, and all money owed by the Borrower pursuant to this Agreement in accordance with the provisions of Article 14.
(i)The Borrower has delayed the performance of all or part of its obligation to the Lender or the Agent, regardless of whether it is under this Agreement or not.
(ii)Any item of Article 16, Paragraph 1 is found to be untrue.
(iii)Other than the preceding two items, the Borrower breaches any of its obligations under this Agreement. However, if such breach of obligations is remediable (excluding the case of breach of Item 5 or Item 6 of Paragraph 3 of the preceding Article), this shall be limited to the case where such breach is not remedied for 10 Business Days or more from the date of such breach.

(iv)An order or notice of attachment, provisional attachment, preservative attachment or provisional disposition (including similar proceedings outside Japan) is issued or auction procedures are commenced with respect to items that are the subject of collateral provided by the Borrower to the Lender.
(v)A petition for special conciliation is filed.
(vi)The benefit of time for the corporate bonds issued by the Borrower is lost.
(vii)The Borrower loses its benefit of time for all or part of the obligations other than those under this Agreement, or the Borrower is unable to perform its obligation with respect to the guarantee provided by the Borrower for obligations of a third party even after the performance obligation has arisen.
(viii)It suspends its business, decides to suspend or abolish its business, or receives dispositions such as suspension of business from competent government authorities.
(ix)Except for each of the preceding items, the business or financial condition of the Borrower deteriorates, or is likely to deteriorate, and the necessity arises to preserve the claims.
(3)If the notice under the preceding paragraph is delayed or does not arrive due to any cause attributable to the Borrower, the Borrower shall lose its benefit of time in connection with all obligations under this Agreement as of the time when such notice normally would have arrived and shall immediately pay the principal of the Loan, interest, the Settlement Amount, and all money that the Borrower is obliged to pay pursuant to this Agreement in accordance with the provisions of Article 14.
(4)When the Lender becomes aware that an event set forth in Items 1 to 4 of Paragraph 1 or in any item of Paragraph 2 occurs to the Borrower, the Lender shall immediately notify the Agent to that effect and the Agent shall notify all other Lenders of the occurrence of such event. If an event provided in Paragraph 1, Item 5 has occurred, and the Lender who is the obligor of the claim relating to such event has come to know the occurrence of such event, such Lender shall notify the occurrence of such event to the Borrower, all other Lenders and the Agent.
(5)If the Borrower loses its benefit of time of the Individual Loan, the Lender shall notify the Agent of the amount of the Settlement Amount by the fifth Business Day after the calculation commencement time of the Settlement Amount, and the Agent shall promptly notify the Borrower of such amount upon receipt of such notice. Notwithstanding the first sentence of this paragraph, after bankruptcy proceedings, rehabilitation proceedings, reorganization proceedings, special liquidation or any other similar legal arrangement proceedings are commenced with respect to the Borrower, the Lender shall directly notify the Borrower of the amount of the Settlement Amount. The Borrower shall pay such Settlement Amount in accordance with Article 14 immediately upon receiving notice from the Agent (in the case set forth in the second sentence of this paragraph, the relevant Lender).
Article 19    (Set-off, Enforcement of Permitted Security Interest and Voluntary Sale)
(1)If the Borrower is required to perform its obligations to the Agent or the Lender due to the occurrence of the due date, loss of benefit of time or any other event, such Agent or Lender may (a)notwithstanding the provisions of Article 14, Paragraph 2, set off its claim against the Borrower under this Agreement against the deposit obligations, obligations under an insurance contract, or other obligations of such Agent or Lender against the Borrower, regardless of the due date of such obligations, and (b) receive a refund of various deposited money on behalf of the Borrower by omitting prior notice and prescribed procedures, and apply the same to the repayment of obligations. In the case where such set-off or application to repayment is made, the interest, the Settlement Amount and delay damage, etc. for the claims and obligations shall be calculated as if the claims and obligations are extinguished on the date of such calculation, the interest rate or fee rate shall be in accordance with the provisions of the agreement which stipulate such interest rate or fee rate, and as to the foreign exchange rate, the rate at the time such calculation is made as reasonably determined by the Agent or the Lender shall be applied. If such set-off or application to repayment is not sufficient to discharge all of the Borrower's obligations, the Agent or the Lender may apply the amount in the order and manner it deems appropriate, and the Borrower shall not object to such application.
(2)If the Repayment Date of claims held by the Agent or the Lender against the Borrower under this Agreement has occurred, and it is necessary for the Borrower to preserve its claims with respect to the deposit claims, claims under an insurance contract, or any other claims held by the Borrower against the Agent or the Lender the due date of which has occurred, the Borrower may set off such claims against its obligations to such Agent or Lender under this Agreement notwithstanding the provisions of Article 14, Paragraph 2. In this case, the Borrower shall give written set-off notice, and promptly submit to the Agent or the Lender the certificates and passbooks for the deposit claims, claims under an insurance contract or other claims being set off after affixing the notified seal. In the case where such set-off is made, the interest and delay damage, etc. for the claims and obligations shall be calculated as if the claims and obligations are extinguished on the date on which the set-off notice has received, the interest rate or fee rate shall be in accordance with the provisions of the agreement which stipulate such interest rate or fee rate, and as to the foreign exchange rate, the rate at the time such calculation is made as reasonably determined by the Agent or the Lender shall be applied. If the set- off is insufficient to discharge all of the Borrower’s obligations, the Borrower may apply the amount in the order and manner it deems appropriate. However, if the Borrower does not designate such order and manner, the Agent or the Lender may apply the amount in the order and manner it deems appropriate, and the Borrower shall not object to such application.

(3)If the Borrower is required to perform its obligations to the Agent or the Lender due to the occurrence of the due date, loss of benefit of time or any other event, notwithstanding the provisions of Article 14, Paragraph 2, such Agent or Lender may enforce the Permitted Security Interests (including enforcement by way of liquidation by transfer of ownership or liquidation by disposal and any other method than statutory procedures in accordance with the terms of the Permitted Security Interests, and including recovery by way of real subrogation or substitute performance; hereinafter referred to as the “Enforcement of Permitted Security Interest”).
(4)If the principal of the Individual Loan ceases to exist due to a set-off pursuant to Paragraph 1, and the date on which the calculation is made under the same paragraph falls on a day other than the Interest Payment Date, the Borrower shall, at the same time as such set-off, pay to the Lender of such Individual Loan the Accrued Interest and the Settlement Amount in relation to the Individual Loan which ceases to exist due to a set-off in accordance with Article 14. The Lender related to such Individual Loan shall notify the Agent of the amount of the Settlement Amount within five Business Days after the set-off, and the Agent shall notify the Borrower of such amount within two Business Days after receiving such notice.
(5)Notwithstanding the provisions of Article 14, Paragraph 2 and Article 17, Paragraph 3, Item 4, the Borrower may, after giving prior written notice to the Agent, sell by private contract the assets subject to the Permitted Security Interest whose security interest holder is the Agent or the Lender in accordance with an agreement with such Agent or Lender and pay directly to such Agent or Lender any money received by it in the performance of its obligations under this Agreement, or pay in kind with the assets subject to the Permitted Security Interest whose security interest holder is the Agent or the Lender in the performance of its obligations under this Agreement in accordance with an agreement with such Agent or Lender, in which case such payment shall be recognized as the performance of obligations under this Agreement.
(6)If any set-off or application to repayment is made pursuant to Paragraph 1 or Paragraph 2, any Enforcement of Permitted Security Interest is made pursuant to Paragraph 3, or the assets subject to any Permitted Security Interest are sold by private contract or used for substitute performance pursuant to Paragraph 5, the Lender, in the case of Paragraphs 1 and 3, or the Borrower, in the case of Paragraphs 2 and 5, shall promptly notify the Agent of the details thereof in writing. If the Lender or the Agent incurs any Damages, etc. due to a delay in such notice without reasonable cause, the Lender or the Borrower who failed to provide such notice shall be responsible for the same.

Article 20    (Adjustment among Lenders)

(1)If the Lender makes a set-off or application to repayment of its claim under this Agreement and its deposit obligation in relation to the Syndicate Account pursuant to Paragraph 1 of the preceding Article (such Lender is hereinafter referred to as the “Set-off Lender”), the Lender and the Agent shall assign their claims in accordance with the provisions of each of the following items to make adjustments between the Lender and the Agent. However, if All Lenders and the Agent agree to make adjustment between the Lender and the Agent in accordance with other measures different from the provisions of each of the following items, or the Agent decides at its discretion to make adjustment between the Lender and the Agent in accordance with other measures, the Lender and the Agent shall make adjustment between the Lender and the Agent in accordance with such agreement or decision.
(i)The Agent shall identify the claim for which the Lender other than the Set-off Lender or the Agent (hereinafter referred to as the “Non-Set-off Lender, etc.”) would have received payment pursuant to the provisions of Paragraphs 1 to 4 of Article 15 had the amount of the obligation discharged by the set-off or application to repayment been paid to the Agent, and calculate the amount thereof.
(ii)The Set-off Lender shall purchase at par the claim of the Non-Set-off Lender, etc. identified by the Agent pursuant to the preceding item in the amount equal to the amount calculated by the Agent pursuant to the preceding item from the Non-Set-off Lender, etc. However, the Non-Set- off Lender, etc. may refuse such sale.
(iii)If the assignment under the preceding item is made, the Non-Set-off Lender, etc. shall, at its expense, give notice to the Borrower by an instrument bearing a certified date pursuant to Article 467 of the Civil Code promptly after the assignment.
(2)If the Borrower makes a set-off against the Lender pursuant to Paragraph 2 of the preceding Article (such Lender shall be hereinafter referred to as the “Set-off Subject Lender”), the Lender and the Agent shall, only upon the request of the Lender other than the Set-off Subject Lender or the Agent, make adjustments between the Lender and the Agent by assigning their claims in accordance with the provisions of each of the following items in relation to the Lender other than the Set-off Subject Lender or the Agent who makes such request. However, if All Lenders and the Agent agree to make adjustment between the Lender and the Agent in accordance with other measures different from the provisions of each of the following items, or the Agent decides at its discretion to make adjustment between the Lender and the Agent in accordance with other measures, the Lender and the Agent shall make adjustment between the Lender and the Agent in accordance with such agreement or decision.

(i)The Agent shall identify the claim for which the Lender other than the Set-off Subject Lender or the Agent (hereinafter referred to as the “Non-Set-off Subject Lender, etc.”) would have received payment pursuant to the provisions of Paragraphs 1 to 4 of Article 15 had the amount of the obligation discharged by the set-off been paid to the Agent, and calculate such amount.
(ii)The Set-off Subject Lender shall purchase at par the claim of the Non-Set-off Subject Lender, etc. identified by the Agent pursuant to the preceding item in the amount equal to the amount calculated by the Agent pursuant to the preceding Item from the Non-Set-off Subject Lender, etc.
(iii)If the assignment under the preceding item is made, the Non-Set-off Subject Lender, etc. shall, at its expense, give notice to the Borrower by an instrument bearing a certified date pursuant to Article 467 of the Civil Code promptly after the assignment.
(3)In the following cases, the Lender and the Agent shall make an assignment of claims and other measures similar to those set forth in the provision of Paragraph 1 and make adjustment between the Lender and the Agent.
(i)The Lender files a petition for compulsory execution or auction as an enforcement of the security interest other than the Permitted Security Interest with respect to any assets of the Borrower (hereinafter referred to as the “Compulsory Execution, etc.”) and as a result, such Lender receives the repayment of its claim against the Borrower under this Agreement.
(ii)The Lender makes a demand for distribution with respect to a petition for compulsory execution or auction as an enforcement of a security interest by a third party (excluding demand for distribution pursuant to the Permitted Security Interest) and as a result, such Lender receives the repayment of its claim against the Borrower under this Agreement.
However, in mutatis mutandis application of Paragraph 1, the Agent shall regard that the amount equal to all costs required for the Lender to perform the Compulsory Execution, etc. (including attorney's fees) or all costs required for the Lender to demand distribution in relation to the Compulsory Execution, etc. by a third party (including attorney's fees) belongs to the relevant Lender, and shall identify the claims for which the Lender other than the Lender who has made the Compulsory Execution, etc. or the Agent would have received payment and calculate the amount thereof based on the assumption that the balance after deducting such amount equivalent to the costs from the amount obtained as a result of the Compulsory Execution, etc. is paid to the Agent.
(4)Notwithstanding the provisions of the preceding paragraph, in the following cases, the assignment of claims according to the provisions of Paragraph 1 shall not be made and only the relevant Lender shall receive the repayment. However, in the case where the Agent and All Lenders otherwise have agreed with respect to the security interest created by the Borrower pursuant to the proviso of Article 17, Paragraph 2 among the Permitted Security Interests, such agreement shall be complied with.

(i)The Lender enforces the Permitted Security Interest.
(ii)The Lender receives the repayment of its claim against the Borrower under this Agreement in connection with the Permitted Security Interest as a result of a compulsory execution or auction as an enforcement of a security interest by a third party.
(iii)The assets subject to the Permitted Security Interest whose security interest holder is the Lender are sold by private contract pursuant to the provisions of Paragraph 5 of the preceding Article and the money received is paid directly to that Lender for the performance of obligations under this Agreement, or a payment in substitution is made with the assets subject to the Permitted Security Interest whose security interest holder is the Lender and obligations owed to that Lender under this Agreement are discharged.
Article 21    (Rights and Obligations of the Agent)
(1)Based on entrustment by All Lenders, the Agent shall perform the Agent Services and exercise the authorities for All Lenders, and shall exercise the authorities deemed by the Agent as normally necessary or appropriate for performing the Agent Services. The Agent shall not owe any obligation other than those expressly provided for in each provision of this Agreement, and shall not be liable for any failure by the Lender to perform its obligations under this Agreement. The Agent is an agent of the Lenders and shall not act as an agent of the Borrower unless otherwise provided.
(2)The Agent may rely upon any communication, instrument and document which is believed by the Agent to be true and correct and has been signed or affixed his/her name and seal and delivered by an appropriate person, and may act in reliance upon written opinion and written explanation of an expert reasonably appointed by the Agent to the necessary extent in connection with this Agreement.
(3)The Agent shall perform its duties and exercise its authorities provided for in this Agreement with the due care of a good manager.
(4)Neither the Agent nor any of its directors, employees or agents shall be liable to the Lender for any action taken or omission under or in connection with this Agreement, unless there is willfulness or gross negligence. The Lenders excluding the Agent shall jointly and severally indemnify the Agent for the obligations and Damages, etc. incurred by the Agent in performing its duties under this Agreement to the extent not reimbursed by the Borrower after deducting the portion to be borne calculated in accordance with the Agent's Participation Ratio (if there is a Lender who is not able to perform this indemnity obligation, it shall be the ratio obtained by dividing the Agent's Participation Ratio by the aggregate Participation Ratio of the Lenders excluding such Lender).

(5)If the Agent receives a written instruction from the Majority Lenders or All Lenders, so long as such instruction does not breach express provisions of this Agreement and is lawful, the Agent shall act in accordance with such instruction, in which case the Agent shall have no liability to the Borrower or the Lenders for any consequences arising from such act.
(6)Unless the Agent has received from the Borrower or the Lender a notice to the effect that there exists an event set forth in each item of Paragraph 1 or 2 of Article 18, the Agent shall be deemed to have been unable to know the existence of such event.
(7)The Agent shall not make any warranty as to the validity of this Agreement and matters represented under this Agreement, and the Lender shall enter into, and conduct transactions contemplated in, this Agreement at its sole discretion after examining the creditworthiness of the Borrower and other necessary matters based on the documents, information, etc. as it deems appropriate.
(8)If the Agent also acts as the Lender, the rights and obligations as the Lender under this Agreement shall be the same as those of other Lenders, irrespective of the obligations of the Agent under this Agreement. The Agent may engage in commonly accepted banking transactions with the Borrower outside of this Agreement. The Agent shall not be obligated to disclose any information concerning the Borrower as obtained in the transactions outside of this Agreement to any other Lenders (any information received from the Borrower shall be deemed to have been obtained in the transactions outside of this Agreement, unless expressly specified as being sent pursuant to this Agreement), or to distribute to other Lenders the money received from the Borrower in the transactions with the Borrower outside of this Agreement. However, unless All Lenders agree, the Agent may set off its claims against the Borrower other than the claims under this Agreement and the Agent's deposit obligations against the Borrower related to the Syndicate Account only to the extent of the amount of deposit in excess of the obligations of the Borrower to All Lenders and the Agent under this Agreement.
(9)In calculating the amount to be distributed to the Lenders under Article 15, the amount to be distributed to the Lender other than the Lender designated by the Agent (hereinafter referred to as the “Fraction Accumulation Lender”; provided, however, that if the Agent also acts as the Lender, the Lender who also acts as the Agent shall be the Fraction Accumulation Lender) shall be rounded down to the nearest one yen, and the amount to be distributed to the Fraction Accumulation Lender shall be the amount obtained by deducting the amount to be distributed to other Lenders from the aggregate amount to be distributed.
(10)Determination of the interest rate and repayment date contained in a notice given by the Agent to the Borrower or the Lender, and any amount payable under any other determination and this Agreement shall be conclusive and binding on the Borrower and the Lender unless there is a manifest error.

(11)If the Agent receives any notice from the Borrower to be communicated to the Lender under this Agreement, the Agent shall promptly notify All Lenders of the content thereof, or if the Agent receives any notice from the Lender to be communicated to the Borrower or other Lenders under this Agreement, the Agent shall promptly notify the Borrower or All Lenders of the content thereof. The Agent shall make any documents obtained from the Borrower and retained available for inspection by the Lender within the normal business hours.
Article 22    (Resignation and Dismissal of the Agent)
(1)The procedures for the resignation of the Agent shall be as follows.
(i)The Agent may resign by giving written notice to All Lenders and the Borrower. However, the resignation shall not become effective until a successor Agent is appointed and such successor accepts the assumption of office.
(ii)If the notice pursuant to the preceding item is given, the Majority Lenders shall appoint a successor Agent upon obtaining consent from the Borrower.
(iii)If any person to be the successor Agent is not appointed by the Majority Lenders within 30 days from (and including) the date of notice pursuant to Item 1, or the person appointed by the Majority Lenders does not accept the assumption of office, the incumbent Agent may appoint a successor Agent in lieu of the Majority Lenders with the consent of the Borrower.
(2)The procedures for the dismissal of the Agent shall be as follows.
(i)The Majority Lenders may dismiss the Agent by giving written notice to all the other Lenders, the Borrower and the Agent. However, the dismissal shall not become effective until a successor Agent is appointed and such successor accepts the assumption of office.
(ii)If the notice pursuant to the preceding item is given, the Majority Lenders shall appoint a successor Agent upon obtaining consent from the Borrower.
(3)If the person appointed as the successor Agent pursuant to Paragraph 1 or the preceding paragraph accepts the assumption of office, the former Agent shall deliver to the successor Agent all documents it retains as the Agent under this Agreement, and shall provide all cooperation necessary for the successor Agent to perform the duties of the Agent under this Agreement.
(4)The successor Agent shall succeed to the rights and obligations of the former Agent under this Agreement, and the former Agent shall, at the time of the assumption of office by the successor Agent, be released from all of its obligations as the Agent. However, each provision of this Agreement shall continue to apply to any act (including omission) taken by the former Agent during its service.

(5)Notwithstanding the provisions of the preceding four paragraphs, if any of the following items applies, the Agent may resign as the Agent upon agreement with the Majority Lenders. If the Agent resigns in accordance with the provisions of this paragraph, the resigned Agent shall promptly notify the Borrower to that effect, and the Borrower shall not make any objection to such resignation. Even if the Agent resigns in accordance with the provisions of this paragraph, the Borrower shall not be released from its obligation to pay the Agent Fee that has already accrued.
(i)The Borrower suspends payment, or a petition is filed for commencement of bankruptcy proceedings, commencement of rehabilitation proceedings, commencement of reorganization proceedings, commencement of special liquidation, or commencement of any other legal arrangement proceedings similar thereto (including similar petition outside Japan) with respect to the Borrower.
(ii)If the Borrower fails to pay the Agent Fee, and, notwithstanding that a demand for such payment is made by specifying a reasonable period of time, no payment is made within such period.
Article 23    (Decision Gathering of Lenders)
(1)The procedure for decision gathering of the Majority Lenders or All Lenders shall be as follows.
(i)If the Lender determines that any event which requires the instruction of the Majority Lenders or All Lenders as set forth in this Agreement has occurred, such Lender may give notice to the Agent to request the decision gathering of the Majority Lenders or All Lenders.
(ii)The Agent shall, upon receipt of a notice under the preceding item, promptly give to All Lenders notice that the decision gathering of the Majority Lenders or All Lenders is to be made.
(iii)The Lender shall, upon receipt of the notice under the preceding Item, make its own decision regarding the relevant event and notify the Agent of the content thereof within a reasonable period of time designated by the Agent.
(iv)In the event that a decision gathering of the Majority Lenders or All Lenders is made pursuant to the preceding three items, the Agent shall promptly notify the Borrower and All Lenders of the content thereof as the instruction from the Majority Lenders or All Lenders.
(2)In addition to the preceding paragraph, if the Agent determines that any event which requires the decision gathering of the Majority Lenders or All Lenders has occurred, the Agent may give notice to All Lenders that the decision gathering of the Majority Lenders or All Lenders is to be made. The procedures after giving such the notice shall be as set forth in the provisions of Items 3 and 4 of the preceding paragraph.

Article 24    (Amendment of Agreement)
(1)This Agreement may not be amended except as agreed in writing by the Borrower, All Lenders, and the Agent.
(2)Notwithstanding the provisions of the preceding paragraph, if the Agent resigns pursuant to Article 22, Paragraph 5 and the successor Agent is not immediately appointed by the agreement of the Majority Lenders, this Agreement may be amended with the written agreement of the Majority Lenders and the Agent (if the Agent has already resigned, the Majority Lenders), to the extent reasonably necessary to enable each Lender to exercise its rights individually. The parties which make an amendment to this Agreement in accordance with this paragraph shall notify other parties to this Agreement of the contents of the amendment in writing without delay.
Article 25    (Assignment of Status by the Borrower and Assignment Before Implementation of Loan)
(1)The Borrower may not assign to any third party its status or rights and obligations under this Agreement, unless All Lenders and the Agent give their prior consent in writing.
(2)The Lender may assign to a third party all or any part of its status under this Agreement and its rights and obligations associated therewith until such time as it implements the Individual Loan, if the Borrower and the Agent give their prior consent in writing and all requirements set forth in each of the following items are fulfilled (hereinafter, the Lender which makes such assignment shall be referred to as the “Status Assignor” and the person who accepts such assignment shall be referred to as the “Status Assignee”). The Borrower and the Agent may not unreasonably withhold their consent, and the Agent shall notify All Lenders if such assignment is made.
(i)If part of the status under this Agreement is assigned, both the Status Assignor and the Status Assignee shall become the Lenders under this Agreement and each provision of this Agreement shall apply to them on and after the date of the assignment, the Individual Loan Amount of the Status Assignor prior to the assignment of the status (hereinafter referred to as the “Initial Individual Loan Amount”) shall be reduced by an amount separately agreed upon between the Status Assignor and the Status Assignee (hereinafter referred to as the “Individual Loan Amount Reduction Amount”), and the Individual Loan Amount equal to the Individual Loan Amount so reduced (if the Status Assignee is already a Lender prior to the assignment, the Individual Loan Amount equal to the Individual Loan Amount of such Lender prior to the assignment plus the same amount as the Individual Loan Amount so reduced) shall thereafter be applicable to the Status Assignee.
(ii)The Status Assignee shall be a corporation located in Japan (meaning a corporation whose head office or branch or sales office registered under the laws of Japan is located in Japan; hereinafter the same), and a financial institution (meaning a bank, insurance company, institutional investor, etc.;

hereinafter the same) or a special purpose company incorporated under the Act on the Securitization of Assets.
(iii)If part of the status under this Agreement is assigned, both (i) the Individual Loan Amount Reduction Amount and (ii) the Individual Loan Amount of the Status Assignor after reduction shall be equal to or more than […***…] million yen (provided, however, that this shall not apply to the case where the Status Assignor is the Lender who also acts as the Agent).
(iv)There will be no increase in the amount of the interest payable by the Borrower to the Status Assignee due to withholding tax, etc. arising from such assignment (except in case where the status under this Agreement is assigned to an overseas Subsidiary Company or Affiliate Company of the Lender as a result of abolition of its lending business in Japan).
(3)All expenses, etc. arising as a result of the assignment pursuant to the preceding paragraph shall be borne by the Status Assignor or the Status Assignee. However, the Increased Cost that arises in relation to the Status Assignee after assignment shall be handled in accordance with Article 7. The Status Assignor or the Status Assignee shall pay to the Agent, by the date of such assignment, 500,000 yen per Status Assignee and consumption tax, etc. as consideration for administrative procedures related to such assignment.
Article 26    (Assignment after Implementation of Loan)
(1)Unless otherwise specified in this Agreement, the Lender may assign its Loan Claim and other claims pursuant to this Agreement only in the case where all requirements set forth in each item below are satisfied.
(i)The Assignee shall be bound by each relevant provision of this Agreement in respect of the claim purchased by it.
(ii)The Assignee is a corporation located in Japan, which is a financial institution or a special purpose company incorporated under the Act on the Securitization of Assets.
(iii)If such assignment is made by dividing the Loan Claim, the amount of all the Loan Claims after such division is equal to or more than 100 million yen (provided, however, that this shall not apply to the case where the Assignor is a Lender who also acts as the Agent).
(iv)There will be no increase in the amount of the interest payable by the Borrower to the Assignee due to withholding tax, etc. arising from such assignment (except in case where assignment is made to an overseas Subsidiary Company or Affiliate Company of the Lender as a result of abolition of its lending business in Japan).

(2)When making an assignment, the Assignor and the Assignee shall obtain perfection as against third parties and perfection as against the obligor for such assignment as of the date of the assignment, and in this case, the Assignor and the Assignee under their joint name or the Borrower solely shall notify the Agent of the fact of such assignment immediately. When assignment of claim is made pursuant to the preceding paragraph, all rights of the Assignor hereunder relating to the assigned claim shall be transferred to the Assignee, and the Assignee shall assume all obligations of the Assignor hereunder relating to the assigned claim. The Borrower shall give its consent in advance to the transfer of the rights to the Assignee and assumption of obligations by the Assignee. For the purpose of applying each provision of this Agreement to the Loan Claim, in case of an assignment of the Loan Claim in whole, the Assignee shall be treated as the Lender, and in case of an assignment of a part of the Loan Claim, both the Assignor and the Assignee shall be treated as the Lenders under this Agreement.
(3)All expenses arising as a result of the assignment pursuant to Paragraph 1 shall be borne by the Assignor or the Assignee. The Increased Cost that arises after the assignment shall be handled in accordance with Article 7. The Assignor or the Assignee shall pay to the Agent, by the date of such assignment, 500,000 yen per Assignee and consumption tax, etc., as consideration for administrative procedures, etc. related to such assignment.
(4)If the assignment of the Loan Claim or any other claims under this Agreement that does not satisfy the requirements set forth in this Agreement is made (hereinafter referred to as the “Unauthorized Assignment”, and the Assignor of the Unauthorized Assignment shall be referred to as the “Unauthorized Assignor”, the Assignee of the Unauthorized Assignment shall be referred to as the “Unauthorized Assignee”, and the claim subject to the assignment shall be referred to as the “Unauthorized Assignment Claim”), it shall be sufficient if the Borrower, the Agent and other Lenders carry out the handling as set forth below and other handling based on the premise that the Unauthorized Assignment has not occurred and the Unauthorized Assignor continues to be the creditor of the Unauthorized Assignment Claim, and the Borrower, the Agent and other Lenders shall not be liable for any Damages, etc. incurred thereby.
(i)Even if the Agent receives a notice of the fact of assignment of the Loan Claim, if such assignment is the Unauthorized Assignment, it shall not be required to perform the administrative procedures set out in Article 15, Paragraph 2 (b).
(ii)As long as the Unauthorized Assignor has the authority to receive repayment of the Unauthorized Assignment Claim under Article 466, Paragraph 3 of the Civil Code, repayment relating to the Unauthorized Assignment Claim shall be received by the Agent who is entrusted to exercise such authority by the Unauthorized Assignor pursuant to this Agreement, and unless otherwise provided for in this Agreement, any direct payment to the Unauthorized Assignor or the Unauthorized Assignee shall not be recognized as performance of obligations under this Agreement and the provision of Article 14, Paragraph 2 shall apply. The distribution by the Agent under Article 15 in respect of the repayment of the Unauthorized Assignment Claim shall be made to the Unauthorized

Assignor. The Lender waives the right to terminate the entrustment of exercise of authority set forth in this item, and may not assign the right to demand distribution to the Agent. If the Borrower receives a demand for performance of the Unauthorized Assignment Claim from the Unauthorized Assignee, the Borrower shall immediately notify the Agent of that fact.
(iii)The definition of the Majority Lenders shall apply as if the Unauthorized Assignor holds the Unauthorized Assignment Claim, and the Unauthorized Assignee shall be bound by a determination made by the Majority Lenders. Amendments to this Agreement pursuant to Article 24, Paragraph 1 may be made upon the agreement of the Unauthorized Assignor, and the Unauthorized Assignee shall be bound by the terms of such amendments.
(5)Notwithstanding the provisions of Paragraphs 1 and 2 of Article 19, neither the Unauthorized Assignee nor the Borrower may make a set-off or application to repayment with respect to the Unauthorized Assignment Claim. In addition, the Unauthorized Assignee may not conduct acts provided for in Items 1 and 2 of Article 20, Paragraph 3 in respect of the Unauthorized Assignment Claim. The Unauthorized Assignor and the Unauthorized Assignee shall settle any dispute arising from the Unauthorized Assignment at their own cost and responsibility, and if the Borrower, the Agent and other Lenders incur Damages, etc. due to the Unauthorized Assignment, the Unauthorized Assignor shall compensate therefor.
(6)Even if the Borrower consents to the Unauthorized Assignment, the Agent and other Lenders shall not lose the profits provided for in the preceding two paragraphs unless they themselves consent to such Unauthorized Assignment.
Article 27    (Collection, etc. from a Third Party)
(1)Any repayment of the Borrower’s obligations under this Agreement by any third party other than the Borrower (excluding persons who own the assets subject to the Permitted Security Interest) shall not be allowed, unless it is approved by the Agent and All Lenders in writing in advance.
(2)On and after the date of this Agreement, the Borrower shall not entrust to any third party a guarantee (including provision of collateral by a third party) which guarantees the obligations of the Borrower under this Agreement or cause any third party to assume its obligations under this Agreement or performance of such obligations, unless prior written consent is obtained from the Agent and All Lenders. However, this shall not include the entrustment of the revolving guarantee (including provision of collateral by a third party) which guarantees the obligations of the Borrower hereunder as well as any other obligations of the Borrower.
(3)If the Lender enters into a guarantee agreement (including provision of collateral by a third party) or agreement for assumption of obligations for the Borrower’s obligations under this Agreement with a third party without an entrustment by the Borrower, all of the requirements set forth in each of the following items shall be satisfied, and if the Lender receives repayment from such third party pursuant to such guarantee agreement or agreement for assumption of obligations, an adjustment among the Lenders through assignment of claims set forth in Article 20, Paragraph 1 shall not be made.
(i)When the third party exercises the right to reimbursement obtained as a result of performance of the guarantee obligations and the claim under this Agreement, such third party shall assume the same obligations as those assumed by the relevant Lender towards the Agent, the Lenders other than the relevant Lender and the Borrower under this Agreement.
(ii)The third party shall be bound by each provision of this Agreement.
(iii)The third party is a corporation located in Japan which is a financial institution, the third party is not a Subsidiary Company or Affiliate Company of the Borrower, or the Borrower is not a Subsidiary Company or Affiliate Company of such third party.
(iv)The amount of the Loan Claim that the third party acquires by subrogation shall be 100 million yen or more.
(v)There will be no increase in the amount of the interest payable by the Borrower to the third party due to withholding tax, etc. arising from such acquisition by subrogation.
If the third party acquires the Loan Claim by subrogation under the provisions of Item 1, such acquisition by subrogation shall be deemed as an assignment of the Loan Claim set forth in the preceding Article, and Paragraph 3 of the said Article shall apply mutatis mutandis.
Article 28    (General Provisions)
(1)Confidentiality
The Borrower shall raise no objection to the disclosure of information set forth in each of the following items.
(i)In the case where the notice for not implementing the Loan is given pursuant to the provisions of Article 6, Paragraph 1, any event set forth in each item of Paragraph 1 or 2 of Article 18 has occurred, decision gathering of the Majority Lenders or All Lenders is required pursuant to the provisions of Article 23, or it is deemed necessary for the preservation or exercise of the claims of the Agent or the Lender, the Agent and the Lender disclose to each other any information with regard to the Borrower or the transaction with the Borrower obtained in connection with this Agreement or any agreement other than this Agreement to the extent reasonably necessary.

(ii)In connection with the assignment of status or assignment of the Loan Claim hereunder or execution of a guarantee agreement (including provision of collateral by a third party) or agreement for assumption of obligations for the obligations borne by the Borrower hereunder without entrustment by the Borrower, the Lender discloses information relating to this Agreement to the Assignee (including the Status Assignee set forth in Article 25), guarantor or person who assumes obligations, or any person who is considering the purchase, guarantee or assumption of obligations (including persons conducting intermediary services in relation to such transactions), on the condition that the Lender causes the other party to assume the confidentiality obligations. Information relating to this Agreement as used herein means any information on the credit of the Borrower obtained in connection with this Agreement, the content of this Agreement and any information incidental thereto, and the content of the Loan Claim subject to the transaction and any information incidental thereto, and does not include any information on the credit of the Borrower obtained in connection with any agreement other than this Agreement.
(iii)The Lender discloses information related to this Agreement to the extent reasonably necessary pursuant to applicable laws and regulations, order, guidance, request, etc. of administrative, judicial or other relevant authorities in and outside Japan, central bank or self-regulatory organization, or to lawyers, judicial scriveners, certified public accountants, audit firms, tax accountants, rating agencies or other experts who are required to receive the disclosure of such confidential information in the course of their duties. In addition, the Lender discloses information related to this Agreement to its Parent Company, Subsidiary Company and Affiliate Company to the extent necessary and appropriate for internal management purposes.
(2)Risk of loss, exemption from liability, and compensation and indemnification
(i)If any documents furnished by the Borrower to the Agent or the Lender are lost, destroyed, or damaged for any unavoidable reasons such as incidents or disasters, the Borrower shall, upon consultation with the Agent, perform its obligations under this Agreement based on the records, such as books and vouchers, of the Agent or such Lender. The Borrower shall, upon request of the Agent or the Lender through the Agent, promptly prepare substitute documents and submit them to the Agent or such Lender through the Agent.
(ii)If, with respect to a transaction conducted by the Lender or the Agent after comparing the seal impression of the representative and agent of the Borrower to be used for the transactions in accordance with this Agreement with the seal impression submitted by the Borrower in advance with due care and confirming that there was no difference between them, an accident occurs such as falsification, alteration, fraudulent use and any Damages, etc. are incurred, the Borrower shall bear the same.

(iii)Even if the Borrower incurs any damages as a result that the Lender or the Agent performs an act permitted under this Agreement (including deciding not to implement the Individual Loan, giving notice to the Borrower pursuant to Article 18, Paragraph 2, and disclosing information pursuant to Paragraph 1, Item 1 of this Article) due to the Borrower's breach of any provision of this Agreement or any Item of Article 16, Paragraph 1 being untrue (including cases where thematter provided for in Article 16, Paragraph 1, Item 10 is not true or the Borrower violates the provisions of Item 5 or 6 of Article 17, Paragraph 3; hereinafter referred to as the “Borrower’s Breach of Obligation, etc.”), the Borrower shall not make any claim against the Lender or the Agent. In addition, the Borrower shall bear any Damages, etc. incurred by the Lender or the Agent as a result of the Borrower’s Breach of Obligation, etc. or of the Lender not making indemnification pursuant to the provisions of Article 21, Paragraph 4.
(3)Severability of this Agreement
If any part of the provisions of this Agreement becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be impaired or affected.
(4)Exclusion of application of agreement on bank transaction, etc.
Any agreement, agreement on bank transaction and agreement on financial transaction, etc. separately submitted by the Borrower to the Lender or separately entered into between the Borrower and the Lender shall not apply to this Agreement and the transactions under this Agreement.
(5)Notices
(i)All notices under this Agreement shall be made in writing expressly indicating that it is made pursuant to this Agreement, and given by any of the methods described in (a) to (d) below to the address of the receiving party set forth at the end of this Agreement. Each party to this Agreement may change its address by giving notice of change of address to the Agent.
(a)Delivery by bringing the notice directly
(b)Registered mail or courier service
(c)Facsimile transmission (provided, however, that when requested by the other party, the original shall be delivered to the other party thereafter by either of the methods in (a) or (b))
(d)Exchange delivery (only for notices between the Lender and the Agent)
(ii)The notice pursuant to the preceding item shall become effective, in the case of facsimile transmission, when the receipt is confirmed, and in the case of any other methods, when actually received.

(6)Changes in notified matters
(i)If there is any change in trade name, representative, agent, signature, seal, address or any other matters notified to the Agent, the Lender or the Borrower shall promptly notify the Agent of such change in writing.
(ii)If the notice given hereunder is delayed or does not arrive due to a failure to give notice under the preceding item, such notice shall be deemed to have arrived at the time when it should normally have arrived.
(7)Funds settlement
(i)Settlement of funds between the Agent and the Lender shall in principle be made through theZengin Data Telecommunication System, and if the Lender wishes to make settlement through the Bank of Japan Financial Network System, such Lender shall consult with the Agent in advance. However, if the Lender is not a member of the Zengin Data Telecommunication System, the funds shall be settled through a bank account under the name of the Lender at a bank that is a member of the Zengin Data Telecommunication System as designated by the Lender.
(ii)Any fees, etc. for payments made by any party hereto to any other party hereto pursuant to this Agreement shall be borne by the paying party.
(8)Calculation
Unless otherwise expressly provided for, the method of any calculation under this Agreement shall be on a per diem basis, inclusive of the first and last day, based on a 365-day year, wherein divisions shall be performed at the end of the calculation with any fraction less than one yen rounded down (however, if the Agent specifically deems it necessary, the method as the Agent deems appropriate shall be used).
(9)Preparation of notarial instrument
The Borrower shall, at any time upon the request of the Agent or the Majority Lenders, take the necessary procedures to entrust a notary public to prepare a notarial instrument in which the Borrower acknowledges its indebtedness under this Agreement and agrees to compulsory execution with regard to its indebtedness under this Agreement.
(10)Continuation of rights
The failure or delay in the exercise of all or part of the rights set forth in this Agreement by the Agent or the Lender shall not be interpreted as waiver of such rights or release or mitigation of the obligations of the Borrower by the Agent or the Lender, and shall not affect the rights of the Agent or the Lender in any way.

(11)Governing law and agreed jurisdiction
This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall be the court having non-exclusive jurisdiction over any dispute arising in connection with this Agreement.
(12)Language
This Agreement shall be prepared in Japanese, which shall be the original.
(13)Matters for consultation
For any matters not provided for in this Agreement or any doubt among the parties with respect to the interpretation of this Agreement, the Borrower and the Lender shall consul with each other through the Agent and decide the handling thereof.

IN WITNESS WHEREOF, this Agreement shall be executed in one original, the representative or the agent of the representative of the Borrower, the Lenders and the Agent shall affix their name and seal, and the Agent shall retain the same. The Borrower and the Lenders shall receive a copy thereof from the Agent.

September 24, 2024

Borrower: D&M Holdings Inc.

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Agent: The Shoko Chukin Bank, Ltd.

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Lender: The Shoko Chukin Bank, Ltd.

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Lender: The Ashikaga Bank, Ltd.

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Lender: Kiraboshi Bank, Ltd.

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Schedule 1

Contact Information of the Contract Parties and the Individual Loan Amount of the Lender

1.Borrower

Borrower and its department	Address	Telephone and facsimile
D&M Holdings Inc.	210-8569 2-1 Nisshinchō, Kawasaki Ward, Kawasaki, Kanagawa	TEL:044-670-2604 FAX:044-670-2682

2.Agent

Agent and its department	Address	Telephone and facsimile
The Shoko Chukin Bank, Ltd. Business Solution Division	104-0028 2-10-17 Yaesu, Chuo-ku, Tokyo	TEL:03-3246-9258 FAX:03-3281-6116

3.Lender

Lender and its department	Address	Telephone and facsimile
The Shoko Chukin Bank, Ltd. Kanagawa Business Division (Kawasaki office)	231-0003 4-40 Kitanakadōri, Naka Ward, Yokohama, Kanagawa	TEL:045-201-7651 FAX:045-227-4010
The Ashikaga Bank, Ltd. Tokyo Branch	103-0028 1-3-22 Yaesu, Chuo-ku, Tokyo	TEL:03-3246-7273 FAX:03-3246-7288
Kiraboshi Bank, Ltd. Kawasaki Corporate Sales Division	210-0007 3-1 Ekimae Honchō, Kawasaki Ward, Kawasaki, Kanagawa	TEL:044-211-0211 FAX:044-211-0213

4.Individual Loan Amount

Lender	Individual Loan Amount
The Shoko Chukin Bank, Ltd.	[…***…] yen
The Ashikaga Bank, Ltd.	[…***…] yen
Kiraboshi Bank, Ltd.	[…***…] yen
Total	[…***…] yen

End

Schedule 2
Repayment Schedule

1.Principal Repayment Schedule

	Principal Repayment Date	Principal Repayment Amount		Principal Repayment Date	Principal Repayment Amount
1st	Last day of November 2024	[…***…] yen	11th	Last day of May 2027	[…***…] yen
2nd	Last day of February 2025	[…***…] yen	12th	Last day of August 2027	[…***…] yen
3rd	Last day of May 2025	[…***…] yen	13th	Last day of November 2027	[…***…] yen
4th	Last day of August 2025	[…***…] yen	14th	Last day of February 2028	[…***…] yen
5th	Last day of November 2025	[…***…] yen	15th	Last day of May 2028	[…***…] yen
6th	Last day of February 2026	[…***…] yen	16th	Last day of August 2028	[…***…] yen
7th	Last day of May 2026	[…***…] yen	17th	Last day of November 2028	[…***…] yen
8th	Last day of August 2026	[…***…] yen	18th	Last day of February 2029	[…***…] yen
9th	Last day of November 2026	[…***…] yen	19th	Last day of May 2029	[…***…] yen
10th	Last day of February 2027	[…***…] yen	20th	Maturity Date	[…***…] yen

Schedule 2
2.Interest Payment Date Schedule

	Interest Payment Date		Interest Payment Date
1st	Last day of November 2024	11th	Last day of May 2027
2nd	Last day of February 2025	12th	Last day of August 2027
3rd	Last day of May 2025	13th	Last day of November 2027
4th	Last day of August 2025	14th	Last day of February 2028
5th	Last day of November 2025	15th	Last day of May 2028
6th	Last day of February 2026	16th	Last day of August 2028
7th	Last day of May 2026	17th	Last day of November 2028
8th	Last day of August 2026	18th	Last day of February 2029
9th	Last day of November 2026	19th	Last day of May 2029
10th	Last day of February 2027	20th	Maturity Date
End

'

Schedule 3

Financial Status Confirmation

[ ] [ ], [ ] (Western calendar)
To: All Lenders

To: The Shoko Chukin Bank, Ltd. (Agent)

Our Company confirms as follows with respect to the undertaking set forth in Article 17, Paragraph 1, Item 2 of the Syndicate Loan Agreement dated September 18, 2024 among our Company, All Lenders and the Agent (hereinafter referred to as the “Agreement”).

As of the last day of business year for [ ] [ ] (Western calendar)
1.Amount of the net assets (Article 17, Paragraph 4, Item 1 of this Agreement)
(i)Amount of the net assets in the balance sheet     [ ] million yen
(ii)Amount of the net assets in the balance sheet as of the last day of the fiscal year ended March 2023 x 70% [ ] million yen
(i) [ ] million yen ≧ (ii) [ ] million yen
2.Amount of ordinary profit and loss (Article 17, Paragraph 4, Item 2 of this Agreement)
(i)Amount of ordinary profit and loss in the profit and loss statement [ ] million yen
(ii)Amount of ordinary profit and loss in the profit and loss statement in the financial statements for the last day of the business year for [ ] [ ] (Western calendar) (the period immediately preceding (i)) [ ] million yen

Borrower: D&M Holdings Inc.

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